UNITED STATES DISTRICT COURT
                        DISTRICT OF MASSACHUSETTS


                                    )     Criminal No.
UNITED STATES OF AMERICA            )
                                    )     Violation:
          v.                        )
                                    )     18 U.S.C.  (371
COPLEY PHARMACEUTICAL, INC.         )     Conspiracy to Defraud the
                                    )     United States


                             INFORMATION

     The United States Attorney Charges that:

                        PRELIMINARY ALLEGATIONS

     At all times material hereto, unless otherwise alleged:

                             THE DEFENDANT

     1. The defendant COPLEY PHARMACEUTICAL, INC. ("Copley"), a Delaware corporation with its principal place of business in Canton, Massachusetts and with manufacturing facilities in South Boston, Massachusetts, was engaged in the business of the development, manufacture, promotion, sale and interstate distribution of, among other things, prescription drugs. Copley manufactured prescription and over-the-counter drugs at facilities located in Canton, Massachusetts and South Boston, Massachusetts.

     2. Brompheril Sustained Release Tablets ("Brompheril") were over-the-counter drugs manufactured by Copley in South Boston, Massachusetts. Brompheril, a sustained time-release tablet, was sold for use as a nasal decongestant.


     3. Hydrocortisone Acetate 1% and pramoxine 1% Topical Aerosol Foam ("Hydrocortisone Pramoxine") was a prescription drug manufactured by Copley in South Boston, Massachusetts. Hydrocortisone Pramoxine, a rectal foam, was sold to relive rectal inflammation.

     4. Potassium Chloride Extended Release Tablets USP, 8 mEq ("Potassium Chloride") were prescription drugs manufactured by Copley in South Boston, Massachusetts. Potassium Chloride, a sustained time-release tablet, was sold for treatment of potassium deficiency and was commonly used by individuals taking diuretics, including persons with hear ailments.

     5. Procainamide Sustained Release Tablets, 500 mg. ("Procainamide") were prescription drugs manufactured by Copley in South Boston, Massachusetts. Procainamide, a sustained time-release tablet, was an anti-arrhythmic drug which was used to treat irregular heart beats.


                   THE FOOD AND DRUG ADMINISTRATION ("FDA")

     6. Pursuant to the terms of the Food, Drug, and Cosmetic Act ("the FD&C Act"), approval from the Food and Drug Administration for the drug formula and method of manufacture had to be obtained by Copley before it shipped in interstate commerce and distributed for human use, Brompheril, Hydrocortisone Pramoxine, Potassium Chloride or Procainamide. Copley was not the first manufacturer of any of these drugs and obtained approval to manufacture and distribute each drug pursuant to an abbreviated New Drug Application ("ANDA"), or, in the case of Brompheril, what is known as a "paper NDA." The FD&C Act requires a manufacturer of a drug which obtained prior FDA approval of that drug to submit an annual report regarding its production and distribution of the drug.

          a. In or about January 1985, Copley submitted an ANDA for Brompheril (ANDA #89-116). In or about January, 1987, the FDA approved Copley's Brompheril application as a paper NDA.

          b. In or about March, 1986, Copley submitted its ANDA for Hydrocortisone Pramoxine (ANDA #89-490). In or about May, 1988, in response to an FDA deficiency letter dated April 28, 1988, Copley agreed, as an amendment to the ANDA, to ultrasonically clean, during the manufacturing process, the syringe applicator sold with and used to administer
Hydrocortisone Pramoxine Rectal Foam. In or about May, 1988, the FDA approved Copley's Hydrocortisone Pramoxine application.

          c. In or about June, 1985, Copley submitted its ANDA for Potassium Chloride (ANDA #70-618). In or about September, 1987, the FDA approved Copley's Potassium Chloride application.

          d. In or about September 1984, Copley submitted its ANDA for Procainamide (ANDA #88-974). In or about July, 1985, the FDA approved Copley's Procainamide application.

     7. Pursuant to the FD&C Act and once the FDA had approved the ANDA, Copley was required, in connection with its manufacture and distribution of Brompheril, Hydrocortisone Pramoxine, Potassium Chloride and Procainamide, to seek prior approval from the FDA for any proposed changes in the approved product formulation and manufacturing processes for these drugs, where such changes affect the safety or efficacy of the drug. Where changes in either formulation or manufacturing process would not affect the safety or efficacy of the drug, Copley could make such changes without prior FDA approval, so long as Copley notified the FDA in writing in the annual report for the drug of the fact and nature of the change in formulation or process.

     8. Between at least March, 1991 and January, 1994, Copley altered the FDA-approved product formulation and manufacturing procedures for Brompheril. Copley neither sought prior approval for these changes, nor reported those changes to the FDA in any annual reports filed in that period for Brompheril.




     9. Between at least May, 1988 and July, 1994, Copley altered the FDA-approved manufacturing procedure for Hydrocortisone Pramoxine and did not report that change to the FDA for its scientific evaluation. Copley neither sought prior approval from the FDA for this change, nor reported this change to the FDA in any annual reports filed with the FDA in that period for Hydrocortisone Pramoxine.

     10. Between at least August, 1989 and July, 1994, Copley altered the FDA-approved manufacturing procedures for Potassium Chloride and did not report those changes to the FDA for its scientific evaluation. Copley neither sought prior approval from the FDA for these changes, nor reported these changes to the FDA in any annual reports filed with the FDA in that period.

     11. Between at least August, 1989 and February, 1994, Copley altered the FDA-approved manufacturing procedures for Procainamide and did not report those changes to the FDA for its scientific evaluation. Copley neither sought prior approval from the FDA for these changes, nor reported these changes to the FDA in any annual reports filed with the FDA in that period.


COUNT ONE:  18 U.S.C.   SECTION 371  (CONSPIRACY TO DEFRAUD)

     12. The allegations set forth in paragraphs 1 through 11 are herein incorporated in full.

     13. From in or about May, 1988 through in or about July 1994, in South Boston and Canton, Massachusetts, elsewhere in the District of Massachusetts, and elsewhere across the United States, the defendant,
                     COPLEY PHARMACEUTICAL, INC.,
together with others known and unknown to the United States Attorney, did knowingly and willfully combine, conspire and agree to defraud the United States and its agency, the Food and Drug Administration ("FDA"), by its:
(1) manufacture of FDA-approved drugs, including prescription and over-the-counter drugs, using methods different from those approved by the FDA;(2) falsification of manufacturing batch records for FDA-approved drugs; (3) submission of false annual reports to the FDA for approved drugs; and (4) failure to seek prior FDA approval for certain manufacturing changes.


                     OBJECTIVE OF THE CONSPIRACY

     14. The objective of the conspiracy was to obtain millions of dollars from the consuming public without the inevitable interruption of production, and thereby revenue, which would have resulted from the disclosure to the FDA of such manufacturing changes.


                  MANNER AND MEANS OF THE CONSPIRACY

     15. It was a part of the manner and means of the conspiracy that Copley and its employees and other conspirators known and unknown to the United States Attorney:

          a. Prepared batch records for certain drugs, representing falsely that the company had made a drug using the process approved by the FDA, when it fact it had not;

          b. Made changes in the manufacturing process approved by the FDA for certain drugs, without notice to the FDA; and

          c. Submitted false annual reports to the FDA for certain drugs, falsely representing that the company and its employees had made no changes in the manufacturing process, when in fact it had.


                            OVERT ACTS

     16. In furtherance of the conspiracy, the defendant, Copley and its employees and other conspirators known and unknown to the United States Attorney, committed among other acts, the following overt acts in the District of Massachusetts and elsewhere:

                            BROMPHERIL

          a. Beginning on a date not known to the U.S. Attorney, but at least by March 1, 1991, Copley and its employees began manufacturing Brompheril using a different process and a different formula from that approved by the FDA. In order to hide those changes from the FDA, Copley and its employees prepared false batch records for all batches of Brompheril manufactured after that date, which records falsely reported that Copley had followed the approved process and had used the approved formula during the manufacture of each batch of Brompheril.

          b. Between March, 1991 and January, 1994, Copley and its employees submitted to the FDA three annual reports for Brompheril, falsely stating in each report that Copley had made no changes in the ANDA-approved manufacturing process, and had made no changes in the ANDA-approved formula for Brompheril, when in fact Copley and its employees had made such changes.

                     HYDROCORTISONE PRAMOXINE

          c. Following approval of the ANDA and before manufacturing the first batch of Hydrocortisone Pramoxine, Copley failed to use ultrasonic cleaning equipment in preparing the foam applicator for Hydrocortisone Pramoxine. Thereafter, Copley produced and distributed more than 50 batches of Hydrocortisone Pramoxine, failing during the manufacturing process to clean ultrasonically any foam applicators.

          d. Between 1989 and 1994, Copley and its employees submitted to the FDA six annual reports for Hydrocortisone Pramoxine, falsely stating in each report that Copley had made no changes in the ANDA-approved process for manufacturing Hydrocortisone Pramoxine, when in fact Copley and its employees had not been cleaning the rectal foam applicators ultrasonically.

                       POTASSIUM CHLORIDE

          e. Beginning on a date not known to the United States Attorney, but at least as early as August, 1989, and continuing through in or about July, 1994, Copley made changes in the manufacturing process approved by the FDA for the production of Potassium Chloride. it was a part of this conspiracy that Copley knew that the changes made in the manufacturing process for Potassium Chloride were changes for which prior FDA approval was required.

          f. Between 1989 and 1994, Copley and its employees submitted to the FDA five annual reports for Potassium Chloride, falsely stating in each report that Copley had made no changes in the ANDA-approved manufacturing process for Potassium Chloride, when in fact Copley and its employees had made changes in the manufacturing process.

                         PROCAINAMIDE

          g. Beginning on a date not known to the United States Attorney, but at least as early as August, 1989, and continuing through at least February, 1994, Copley made changes, in the manufacturing process approved by the FDA for the production of Procainamide. Copley did not seek prior approval from the FDA for such changes and did not notify the FDA of such changes in any annual report for Procainamide.

          h. Between 1991 and 1994, Copley and its employees submitted to the FDA four annual reports for Procainamide, falsely stating in each report that Copley had made no manufacturing changes in the ANDA-approved manufacturing process, when in fact Copley and its employees had made changes in the manufacturing process followed for Procainamide.


                    EXECUTIVE LEVEL APPROVAL

          i. In or about March, 1991, Copley Management undertook a review of the manufacturing process being followed for Brompheril, Hydrocortisone Pramoxine, and Procainamide, among other drugs. That review concluded that the company was in fact deviating, for each of these drugs, from the manufacturing process approved by the FDA. It was a part of this conspiracy that Copley and its employees after this date continued to manufacture each of these drugs in a manner not approved by the FDA and did not notify the FDA of each of the changes.

     All in violation of Title 18, United States Code, Section 371.

                                          DONALD K. STERN
                                          UNITED STATES ATTORNEY
                                          DISTRICT OF MASSACHUSETTS

                                     By:  /s/ Michael K. Loucks
                                          -----------------------------
                                              MICHAEL K. LOUCKS
                                              Assistant U.S. Attorney


                                         /s/ Diane Cabo Freniere
                                         ------------------------------
                                             DIANE CABO FRENIERE
                                             Assistant U.S. Attorney